                                                                 EXHIBIT 10.15
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS WITH ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


                            MOBILE CHANNEL AGREEMENT

THIS AGREEMENT, dated as of January 28, 2000 (the "Effective Date"), is made by and between Bolt, Inc., a Delaware corporation ("Bolt"), with offices at 304 Hudson Street, New York, NY 10013, and AT&T Wireless Services, Inc., a Delaware corporation ("ATTWS"), with offices at 7277 - 164th Avenue NE, Redmond, Washington 98052.

         A. Bolt desires to offer Bolt internet teen communications content and applications to ATTWS for inclusion on ATTWS' wireless subscription service to be known as PocketNet(R) Service and on ATTWS' DMN Service.

         B. Bolt desires to extend its reach to users of ATTWS data addressable microbrowser PocketNet(R) Equipment and users of DMN Service.

         C. ATTWS desires to offer branded Bolt content and applications on the PocketNet(R) and DMN Service to increase the robustness and attractiveness of this data offering.

         D. ATTWS also desires to have the PocketNet(R) Service and DMN Service promoted on Bolt's online website (www.Bolt.com) to attract additional customers to its voice and data services.

   NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1. DEFINITIONS. As used herein, the following terms have the following meanings:

"AFFILIATE" means, when capitalized, a Person in which a party or the parent of a party owns directly or indirectly at least a 50% equity interest and, with respect to ATTWS, a wireless carrier in which ATTWS owns at least a 10% equity interest.

"ATTWS DELIVERABLES" means the deliverables described on Exhibit A hereto which are to be delivered to Bolt in accordance with the terms of this Agreement.

"ATTWS MARKS" means those Marks of ATTWS identified on any list of Marks as provided from time to time by ATTWS to Bolt and such other Marks (if any) as ATTWS may from time to time notify Bolt to be "ATTWS Marks" within the meaning of this Agreement.

"ATTWS MATERIALS" means ATTWS Marks and any other graphical or other content or materials supplied by ATTWS to Bolt for inclusion on the Bolt Mobile Channel or any other web site.

"BOLT MARKS" means those Marks of Bolt identified on any list of Marks as provided from time to time by Bolt to ATTWS and such other Marks (if any) as Bolt may from time to time notify ATTWS in writing to be "Bolt Marks" within the meaning of this Agreement.

                               PRIVATE/PROPRIETARY
  CONTAINS PRIVATE AND/OR PROPRIETARY INFORMATION. MAY NOT BE USED OR DISCLOSED
     OUTSIDE AT&T WIRELESS AND BOLT EXCEPT PURSUANT TO A WRITTEN AGREEMENT.


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"BOLT MOBILE CHANNEL" means the service containing Bolt content applications made available by Bolt as described in Exhibit B, subject to third party content provider arrangements and display constraints (e.g.,* required formatting for display on an information appliance) and accessible through PocketNet(R) Service.

"BOLT WEB SITES" means, collectively: (a) the Web Site the primary home page of which is located at http://www.Bolt.com; and (b) other Web Sites maintained by Bolt and its affiliates.

"DMN SERVICE" means the service offered by ATTWS that includes digital multi-net service.

"HDML" means the most current version of the Handheld Device Markup Language, as that version may be updated from time to time, and the most current version of any language which evolves in the marketplace for application rendering on mobile devices, such as WML, as that language may be updated from time to time.

"HDML PAGES" means those pages of the Bolt Mobile Channel that are prepared using HDML and intended for presentation to Users using mobile/wireless devices as their terminal/display device.

"HOMEDECK" means the first HDML or WML Page of content viewable by a User on the screen of any PocketNet(R) Equipment, regardless of the configuration of such PocketNet(R) Equipment to display such pages. Depending upon the PocketNet(R) Equipment used by a User, parts of the Homedeck may require the User to scroll beyond the initial display for viewing.

"INTELLECTUAL PROPERTY RIGHTS" means any patent, copyright, rights in Marks, trade secret rights, moral rights and other intellectual property or proprietary rights arising under the laws of any jurisdiction.

"MARKS" means any trademarks, service marks, trade dress, trade names, corporate names, proprietary logos or indicia and other source or business identifiers.

"PERSON" means any natural person, corporation, partnership, limited liability company, or any other entity.

"POCKETNET(R) EQUIPMENT" means any device that supports PocketNet(R) Service, including without limitation, HDML or WML microbrowser handsets.

"POCKETNET(R) SERVICE" means any or all items included in the voice and data package of products and services offered by ATTWS to customers that allow users to access the Internet through PocketNet(R) Equipment.

"POCKETNET(R) SUBSCRIBER" means any Subscriber of Pocket(R) Service.

"SERVICE" means any of the products and services offered by ATTWS to customers that allows users to access Commercial Mobile Radio Service, including without limitation, PocketNet(R) Service and DMN Service.

"SUBSCRIBER" means any Person who has an agreement with ATTWS for Service.



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"USAGE REPORTS" means the reports as described in Section 2.3 below.

"USER" means a subscriber of ATTWS Services.

"USER DATA" means any and all User profile data including, but not limited to, name, telephone number, email address and other similar data that may be collected by in connection with use of the Bolt Mobile Channel.

"WEB SITE" means any point of presence maintained on the Internet or on any other public data network. With respect to any Web Site maintained on the World Wide Web, such Web Site includes all HTML pages (or similar unit of information presented in any relevant data protocol) that either (a) are identified by the same second-level domain (such as Bolt.com) or by the same equivalent level identifier in any relevant address scheme, or (b) contain branding, graphics, navigation or other characteristics such that a User reasonably would conclude that the pages are part of the Bolt Mobile Channel.

"WML" means the most current version of the Wireless Markup Language as may be developed or updated from time to time by the WAP Forum and any language which evolves from the Wireless Markup Language.

2.       BOLT MOBILE CHANNEL.

         2.1 DELIVERABLES. ATTWS will provide to Bolt the ATTWS Deliverables in accordance with the terms of this Agreement, including Exhibit A hereto. Bolt will provide to ATTWS the Bolt Deliverables in accordance with the terms of this Agreement, including Exhibit B hereto. Further, Bolt will implement, on the terms contained in Exhibit B, the user-perceptible elements of the graphical user interface for the Bolt Mobile Channel, with the goals of maximizing the commercial effectiveness of the Bolt Mobile Channel and optimizing the presentation of the relevant content for access from mobile devices.

         2.2 BOLT AND ATTWS WEB SITES. To promote the PocketNet(R) Services, the Bolt Mobile Channel and the relationship between ATTWS and Bolt, ATTWS and Bolt shall each integrate the other's Marks into their respective Web Sites in a manner mutually agreeable to both parties.

         2.3 USAGE REPORTS AND OTHER USER INFORMATION. Bolt and ATTWS will share User Data with each other in an effort to avoid User duplication of data entry. Bolt shall track and allow ATTWS to remotely access in electronic form information concerning customer usage of the Bolt Mobile Channel . The type of information and the format for access will be agreed by the parties. Bolt and ATTWS will share all User Data and such User Data shall be subject to the privacy and confidentiality provisions of this Agreement. Any User generated or configured content or data will not be shared by the parties hereto, except pursuant to an agreement that contains privacy provisions and is signed by the parties prior to sharing of such data. Each party will deliver Usage Reports to the other via email, or other mutually agreed method. The Usage Reports shall be jointly owned by the parties.



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         2.4 PUBLICITY. The parties shall work together to issue publicity and general marketing communications concerning the Bolt Mobile Channel and other mutually agreed-upon matters. Neither party shall issue any such publicity and general marketing communications concerning their relationship without the prior written consent of the other party (not to be unreasonably withheld).

         2.5 FINANCIAL TERMS. The respective obligations of the parties with respect to financial undertakings related to this Agreement are as set forth on Exhibit D hereto.

         2.6 STANDARDS FOR BOLT MOBILE CHANNEL. Bolt and ATTWS agree that the Bolt Mobile Channel will conform to industry standards for protection of privacy and security such as the Better Business Bureau BBBOnline Code of Online Business Practices issued in draft form on November 22, 1999. Bolt will also include access restriction options approved by ATTWS in the Bolt Mobile Channel.

         2.7 REMUNERATION; COLLECTION. Each party will pay to the other party all amounts due hereunder when due or when invoiced, as the case may be. Any amounts not paid when due, or as invoiced, will be subject to a finance charge equal to one and one-half percent (1.5%) per month or the highest rate allowable by law, whichever is less. Each party may accept any check or payment without prejudice to its rights to recover the balance due or to pursue any other right or remedy. No endorsement or statement on any check or payment or letter accompanying any check or payment or elsewhere will be construed as an accord or satisfaction. Commission payments will be reconciled and paid within thirty (30) days following the calendar quarter in which the applicable revenues are received. The receiving party will provide with each such payment a report setting forth revenues received by it for such quarter and the percentage thereof payable to the other party.

         2.8 RECORDS AND AUDIT. During the Term, each party shall maintain accurate records of revenues received and calculations of the fees payable to the other party pursuant to this Agreement. Either party, at its expense, and upon ten (10) days' advance notice to the other party, shall have the right once during each calendar year during the Term to examine or audit such records in order to verify the figures reported in any quarterly report and the amounts owned to such party under this Agreement. Any such audit shall be conducted, to the extent possible, in a manner that does not interfere with the ordinary business operations of the audited party.

         2.9 OTHER REQUIREMENTS. Bolt and ATTWS shall fulfill the obligations set forth in Exhibit C with respect to the Bolt Mobile Channel.

3.       CERTAIN RIGHTS GRANTED.

         3.1 BOLT GRANT. Subject to the terms and conditions of this Agreement, Bolt hereby grants to ATTWS the right to enable Users who are authorized by ATTWS to access the Bolt Mobile Channel through mobile phones or other mobile devices via wireless network access.


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         3.2 ATTWS GRANT. Subject to the terms and conditions of this
         Agreement and subject to restrictions required by ATTWS, ATTWS hereby grants Bolt the right to include the ATTWS Materials on the Bolt Mobile Channel

         3.3 LIMITATIONS.

              (a) ATTWS and its Affiliates shall have no right to reproduce or sub-license, re-sell or otherwise distribute all or any portion of the Bolt Mobile Channel or any other Intellectual Property Rights of Bolt to any Person by any means including, via the Internet (including the World Wide Web) or any successor public or private data network, other than providing access for Users or to ATTWS Affiliates for providing access to the Bolt Mobile Channel by their customers. Neither party shall have any right to remove, obscure or alter any notices of Intellectual Property Rights appearing in or on any materials provided by the other party.

              (b) Bolt and its affiliates shall have no right to reproduce or sub-license, re-sell or otherwise distribute all or any portion of ATTWS Materials or other ATTWS Confidential Information (as defined in Section 10.1 below) to any Person, other than to provide access to the ATTWS Materials.

          3.4 ATTWS MARKS LICENSE. Subject to Section 3.6, ATTWS hereby grants Bolt the right to use, reproduce, publish, perform and display the ATTWS Marks: (a) with the prior written approval of ATTWS and subject to Section 2.4 of this Agreement and (b) subject to the terms and conditions of this Agreement, in connection with the sale of PocketNet(R) Services to subscribers by Bolt or the referral by Bolt to ATTWS of potential PocketNet(R) Service subscribers.

          3.5 BOLT MARKS LICENSE. Subject to Section 3.6, Bolt hereby grants the right to use, reproduce, publish, perform and display the Bolt
          Marks: (a) with the prior written approval of Bolt and subject to
          Section 2.4 of this Agreement and (b) subject to the terms and conditions of this Agreement, in connection with the sale of PocketNet(R) Services.

          3.6 USE OF MARKS. Prior to the first use of any of the other party's Marks in the manner permitted herein, the party using such Marks shall submit a sample of such proposed use to the other party for its prior written approval, which shall not be unreasonably withheld or delayed. Without limiting the generality of the foregoing, each party shall strictly comply with all standards with respect to the other party's Marks which may be furnished by such party from time to time, and all uses of the other party's Marks in proximity to the trade name, trademark, service name or service mark of any other person shall be consistent with the standards furnished by the other party from time to time. Further, neither party shall create a combination mark consisting of one or more Marks of each party. All uses of the other party's Marks shall inure to the benefit of the party owning such Mark. Each party hereby acknowledges and agrees that, as between the parties hereto, the other party is the owner of the Marks identified as its Marks on the applicable attachment to the Agreement.



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         3.7 AGREEMENTS WITH OTHER PARTIES. Each party acknowledges and agrees that the rights granted to the other party in this Agreement are non-exclusive, and that, without limiting the generality of the foregoing, nothing in this Agreement shall be deemed or construed to prohibit either party from participating in similar business arrangements as those described herein.

4.       POCKETNET(R) SERVICE AND DMN SERVICE SUBSCRIBERS.

         4.1 GENERAL. ATTWS has regulatory authority to operate as a facilities-based provider of Commercial Mobile Radio Service, including without limitation PocketNet(R) Service and DMN Service, within various markets in the United States of America ("Area"). ATTWS hereby authorizes Bolt and Bolt hereby agrees to solicit and refer to ATTWS potential subscribers for PocketNet(R) Service and DMN Service, for activation solely through the Internet, under the terms set forth herein, and any policies and procedures concerning the conduct of Bolt's business relating to the solicitation or referral of potential subscribers prescribed from time to time by ATTWS, which policies and procedures are incorporated by reference in this Agreement .

         4.2 SUBSCRIBER REFERRALS. Bolt is not authorized to accept money from potential Subscribers referred to ATTWS pursuant to this Agreement. Bolt may only refer potential PocketNet(R) and DMN Service Subscribers to the Internet site designated by ATTWS. ATTWS, at its sole discretion, may reject any potential PocketNet(R) or DMN Service Subscribers referred by Bolt based on ATTWS' credit criteria, geographic location of potential subscribers, or other lawful reasons that ATTWS will not be required to reveal to Bolt. It shall be the obligation of Bolt to verify the zip code of any potential PocketNet(R) or DMN Service Subscriber prior to referring such potential PocketNet(R) or DMN Service Subscriber to ATTWS.

         4.3 BUSINESS CONDUCT. Each party hereto must faithfully, honestly and diligently perform its obligations under this Agreement. The parties must be governed in all dealings with members of the public and with each other by the highest standards of honesty, integrity, ethical conduct and fair dealing. Each party hereto must refrain from any business practice, promotion or advertising that may be injurious to the business or goodwill of the other. Neither Bolt nor any affiliate may be a reseller of ATTWS' PocketNet(R) Service or DMN Service.

         4.4 NON-SOLICITATION/NON-DIVERSION. Bolt agrees, during the Term and for one year thereafter, neither Bolt nor any of its Affiliates will contact PocketNet(R) or DMN Service Subscribers as a target group (as opposed to a general solicitations of all Persons that may use similar services) for the purpose of soliciting or giving incentive to those PocketNet(R) or DMN Service Subscribers to encourage them to terminate their agreement with ATTWS or to convert to a competitive provider of services similar to PocketNet(R) or DMN Services within the Area, nor will such entities offer any incentive or compensation to encourage PocketNet(R) or DMN Service Subscribers as a target group (as opposed to a general solicitations of all Persons that may use similar services) to terminate their agreement with ATTWS; provided, that nothing in this Section 4.7 shall (a) modify or diminish the provisions of Section 3.7. During this period, any potential PocketNet(R) or




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         DMN Service Subscribers who contact Bolt with respect to inquiries relating to PocketNet(R) or DMN Services must be referred directly to ATTWS. Bolt is responsible for ensuring compliance with this paragraph by its personnel. At all times during the Term and afterwards, Bolt and any successor entity to Bolt shall not use any ATTWS Confidential Information, including but not limited to information regarding the identity of ATTWS' customers or the usage or habits of Users of the Bolt Mobile Channel, to solicit, divert or attempt to divert any such customer or User from patronizing ATTWS.

         4.5 SOLICITATION AND ENROLLMENT. Bolt may only market PocketNet(R) Service and DMN Service to potential Subscribers under PocketNet(R) Service or DMN Service rate plans authorized by ATTWS at prices and on terms established by ATTWS. Bolt has no authority to offer any other rates, rate plans, terms, or conditions to potential subscribers for PocketNet(R) Service or DMN Service.

         4.6 RESTRICTIONS. ATTWS specifically reserves the right to restrict Bolt from referring PocketNet(R) Service and DMN Service: (a) on certain "non-authorized" rate plans; (b) to certain specifically enumerated Subscribers or potential Subscribers; (c) to certain classes of Subscribers or potential Subscribers, such as those that generated revenues above a specific level or governmental entities; and (d) by certain methods. All of these restrictions will be defined in the policies and procedures issued by ATTWS from time to time. In the event any such restriction has a material adverse impact on Bolt's ability to meet the performance requirements set forth in Exhibit D, in the reasonable expectations of the parties, the parties will, in good faith, discuss potential changes to Exhibit D. Nothing in this section will require either party to agree to any such changes.

5. ADVERTISING BY BOLT. Bolt will provide [ * ] impressions for ATTWS Materials relating to the Bolt Mobile Channel over the Term of this Agreement on the Bolt Web Site.

6.       WARRANTIES, INDEMNIFICATION AND LIMITATION OF DIRECT LIABILITY.

         6.1      WARRANTIES.

         Each party to this Agreement represents and warrants to the other party that, to the best of its knowledge and belief:

                  (a) it has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;

                  (b) its execution of this Agreement by such party and performance of its obligations hereunder, do not and will not violate any agreement to which it is a party or by which it is bound;

                  (c) when executed and delivered, this Agreement will
                   constitute the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms; and



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                  (d) all content or other materials created by Persons under the control of the party and used in connection with the Bolt Mobile Channel or Bolt Web Site will not contain any material that is obscene, libelous or defamatory, or infringing of any Intellectual Property Rights or other rights of any third party.

         6.2 INTELLECTUAL PROPERTY WARRANTY. Bolt warrants and represents that the technology and any information used by Bolt and provided by Persons under the control of Bolt in the creation, operation or maintenance of the Bolt Mobile Channel does not infringe on the Intellectual Property Rights of any Person.

         6.3 SERVICE WARRANTY. Bolt warrants and represents that it will create, operate and maintain the Bolt Mobile Channel in a manner using the reasonable care and skill of a competent internet portal provider.

         6.4 INDEMNIFICATION. Each party (the "Indemnifying Party") will defend, indemnify and hold harmless the other party (the "Indemnified Party"), and the respective directors, officers, employees and agent of the Indemnified Party, from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys' fees) arising out of or in connection with any third-party claim alleging any breach of such party's representations or warranties or covenants set forth in this Agreement or alleging that any advertisements or other content or materials served or submitted by such party to or through the Bolt Mobile Channel, as the case may be, contains any material that is obscene, libelous or defamatory, or infringing of any Intellectual Property Rights or other rights of any third party. The obligations of the Indemnifying Party are subject to the requirements that (a) the Indemnified Party notify the Indemnifying Party in writing within a reasonable time after the Indemnified Party is notified of a claim, (b) the Indemnifying Party have sole control of the defense of the claim (except that, if an Indemnified Party elects to do so, it may participate in the defense at its own expense) and all related monetary settlement negotiations (it being agreed that any non-monetary terms, including any licensing terms, of any settlement of a claim that directly affects the Indemnified Party shall require the prior written approval of the Indemnified Party), and (c) the Indemnified Party provides the Indemnifying Party with assistance, information and authority necessary for the Indemnifying Party to perform its obligations under this section; provided always that the Indemnified Party shall not be required to admit liability under any circumstances. Reasonable out-of-pocket expenses incurred by an Indemnified Party in providing such assistance shall be reimbursed by the Indemnifying Party promptly upon receipt of an account of such expenses. The obligations of the parties as set forth in this Section survive expiration or termination of this Agreement.

         6.5 LIMITATION OF LIABILITY; DISCLAIMER.

             (a) LIABILITY. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM ANY PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR


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             ANTICIPATED PROFITS OR LOST BUSINESS. EXCEPT FOR LIABILITIES TO
             PAY AMOUNTS DUE, EITHER PARTY'S LIABILITY (WHETHER ARISING IN TORT, CONTRACT OR OTHERWISE AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), PRODUCT LIABILITY OR STRICT LIABILITY OF SUCH PARTY) UNDER THIS AGREEMENT OR WITH REGARD TO ANY OF THE PRODUCTS OR SERVICES RENDERED BY EITHER PARTY UNDER THIS AGREEMENT, THE CONTENT AND ANY OTHER ITEMS OR SERVICES FURNISHED UNDER THIS AGREEMENT WILL IN NO EVENT EXCEED THE COMPENSATION PAID BY ATTWS TO BOLT UNDER THIS AGREEMENT.

             (b) NO ADDITIONAL WARRANTIES. THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO ANY: (A) IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE;
             (B) IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; OR (C) ANY OBLIGATION, LIABILITY, RIGHT, REMEDY OR CLAIM IN TORT, NOTWITHSTANDING ANY FAULT, NEGLIGENCE, STRICT LIABILITY OR PRODUCT LIABILITY OF BOLT (WHETHER ACTIVE, PASSIVE OR IMPUTED) WITH RESPECT TO ANY BUG, DEFECT, DEFICIENCY OR ERROR IN ANY OF THE FOREGOING.

             (c) DAMAGES CAP. Except for claims based on the gross negligence, willful misconduct, bad faith or fraud of a party and except for indemnification claims made under Section 6.4 above or for amounts due under this Agreement, the liability of either party to the other party for any losses or damages for claims relating to this Agreement, in the aggregate, will not exceed the total amount paid or payable by the parties to each other under this Agreement as of the date the claim at issue arose.

7.       TERM AND TERMINATION.

         7.1 TERM. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided below, shall end one year after the Effective Date; provided that the term shall automatically be renewed for successive one-year periods, unless either party provides written notice of termination to the other party no less than sixty (60) days prior to the end of the then current term.

         7.2 TERMINATION. Either party may terminate this Agreement upon not less than ninety (90) days' prior written notice to the other party of any material breach hereof by such other party, provided that such other party has not cured such material breach within such ninety (90) day period.


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


         7.3 EFFECT OF TERMINATION. Upon termination of this Agreement or expiration of the Term for any reason, all rights and obligations of the parties under this Agreement shall be extinguished, except that:
         (a) all accrued payment obligations hereunder shall survive such termination or expiration; and (b) the rights and obligations of the parties under Sections 5, 6, 7, 8 and 9 shall survive such termination or expiration.

         7.4 OBLIGATIONS UPON TERMINATION. In addition to any other obligations that may survive termination or expiration of this Agreement, Bolt will provide all reasonable assistance in (a) transferring all customer and usage information and records to ATTWS or any other Person designated by ATTWS, and (b) transitioning customers to ATTWS.

 8.      INTELLECTUAL PROPERTY.

         8.1 ATTWS. As between the parties, ATTWS retains all right, title and interest in and to the ATTWS Deliverables and related ATTWS technology worldwide and the ATTWS Marks, subject to the license granted herein, along with all Intellectual Property Rights associated with any of the foregoing.

         8.2 BOLT. As between ATTWS and Bolt, Bolt reserves and retains all right, title and interest (including but not limited to all Intellectual Property Rights) in and to the Bolt Deliverables, the technology provided by Bolt under this Agreement, and all Intellectual Property Rights associated with any of the foregoing and no title to or ownership of any of foregoing is transferred to ATTWS or any other Person under this Agreement. As between the parties, Bolt retains all right, title and interest in and to the Bolt Mobile Channel and the Bolt Web Sites (including, without limitation, any and all content, data, URLs, domain names, technology, software, code, user interfaces, "look and feel", marks and other items posted thereon or used in connection or associated therewith; but excluding any items supplied by ATTWS) and the Bolt Marks, along with all Intellectual Property Rights associated with any of the foregoing. ATTWS obtains no right to use Bolt Intellectual Property Rights beyond the Term.

         8.3 OWNERSHIP OF IMPROVEMENTS. ATTWS and Bolt agree that any all right, title and interest in and to contributions made by either party which improve the PocketNet(R) Service or the Bolt Mobile Channel will remain in the party making such contribution.

         8.4 COPYRIGHT NOTICES. Bolt and ATTWS acknowledge that the Bolt Mobile Channel pages may also contain copyright and patent notices of copyrighted or copyrightable works, including those of Bolt content providers and of ATTWS.

         8.5 OTHER MARKS. Bolt shall not register or attempt to register any of the ATTWS Marks or any marks which ATTWS reasonably deems to be confusingly similar to any of the ATTWS Marks. ATTWS shall not register or attempt to register any of the Bolt Marks or any Marks which Bolt reasonably deems to be confusingly similar to any of the Bolt Marks.

         8.6 FURTHER ASSURANCES. Each party shall take, at the other party's expense, such action (including, without limitation, execution of affidavits or other documents) as the other party may reasonably request to effect, perfect or confirm such other party's ownership interests and other rights as set forth above in this Section 8.

9.       DISPUTES.

         9.1 ARBITRATION CLAUSE. All claims (including counterclaims and cross-claims) and disputes between Bolt and ATTWS must be resolved by submission to binding arbitration. The parties must submit any such disputes to the office of the American Arbitration Association ("AAA") in New York, New York (if initiated by ATTWS) or in Seattle, Washington (if initiated by Bolt)to be decided under the then current AAA commercial arbitration rules.

         9.2 LIMITATIONS OF ACTIONS. All claims and disputes covered by this
         Section 9 must be submitted to arbitration by initiating the arbitration not later than 180 days after the act or omission giving rise to the claim or dispute occurred. The failure to initiate arbitration within the period constitutes an absolute bar to the institution of any proceedings based on such act or omission. The aggrieved party must initiate arbitration under this Section 9 by sending written notice of an intention to arbitrate to all parties. The notice must contain a description of the dispute, the amount involved, and the remedy sought.

         9.3 RIGHT TO SEEK INJUNCTION. Notwithstanding anything in this
         Section 9, either party may bring court proceedings to seek an injunction or other equitable relief to enforce any right, duty or obligation under this Agreement. To obtain injunctive or other equitable relief, neither party shall be required to post a bond or, if required by law or by the court, the each party hereby consents to a bond in the lowest amount permitted by law.

         9.4 ENFORCEMENT OF AWARD. Neither party has the right to appeal the decision of the arbitrator. The award of the arbitrator may be confirmed or enforced in any court having jurisdiction.

         9.5 ATTORNEY'S FEES. If any arbitration or court action is commenced by either party, the substantially prevailing party in that action is entitled to recover its out-of-pocket and court costs and reasonable attorneys' fee incurred therein.

         9.6 CHOICE OF LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to its choice of law rules. ATTWS and Bolt hereby irrevocably consents to personal jurisdiction and venue in the state and federal courts located in the borough of Manhattan in New York City, New York and in King County in the State of Washington with respect to any actions, claims or proceedings arising out of or in connection with this Agreement.

10.      GENERAL PROVISIONS.

         10.1 CONFIDENTIAL INFORMATION; CUSTOMER INFORMATION. Each party acknowledges that it may be in receipt of certain confidential proprietary information relating to the other party, including without limitation, lists of subscribers, financial and business information not generally known to the public relating to such other party, including the terms of this Agreement (collectively, "Confidential Information"). Each party agrees that all Confidential Information of the other party is the exclusive property of the other party and except as required by law will not disclose any Confidential Information of such other party. Information relating to the Users of the Bolt Mobile Channel (including but not limited to Impression, click stream, usage and session data), as customers or prospective customers or otherwise, shall belong solely to ATTWS.

         10.2 RESERVED.

         10.3 INDEPENDENT CONTRACTORS. ATTWS and Bolt are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture, franchise or agency relationship between ATTWS and Bolt. Neither party has any authority to enter into agreements of any kind on behalf of the other party.

         10.4 ASSIGNMENT. Neither party may assign this Agreement or any of its rights or delegate any of its duties (other than to an Affiliate) under this Agreement without the prior written consent of the other party, not to be unreasonably withheld; except that either party may, without the other party's consent, assign this Agreement or any of its rights or delegate any of its duties under this Agreement: (a) to any Affiliate of such party; or (b) to any purchaser of all or substantially all of such party's assets or to any successor by way of merger, consolidation or similar transaction. Subject to the foregoing, this Agreement will be binding upon, enforceable by, and inure to the benefit of the parties and their respective successors and assigns.

         10.5 NONWAIVER. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

         10.6 FORCE MAJEURE. Neither party shall be deemed to be in default of or to have breached any provision of this Agreement as a result of any delay, failure in performance or interruption of service, resulting directly or indirectly from acts of God, acts of civil or military authorities, civil disturbances, wars, strikes or other labor disputes, fires, transportation contingencies, interruptions in telecommunications or Internet services or network provider services, failure of equipment and/or software, other catastrophes or any other occurrences which are beyond such party's reasonable control.

         10.7 NOTICES. Any notice or other communication required or permitted to be given hereunder shall be given in writing and delivered in person, mailed via confirmed facsimile or e-mail, or delivered by recognized courier service, properly addressed and stamped with the required postage, to the applicable party at its address specified below and shall be deemed effective upon receipt. Either party may from time to time change the individual to receive notices or its address by giving the other party notice of the change in accordance with this section.


          To ATTWS:                                   To Bolt:

          (if by regular mail)                    Bolt, Inc.
          AT&T Wireless Services, Inc.            304 Hudson Street, 7th Floor
          PO Box 97061                            New York, NY 10013
          Redmond, WA  98073
          Attn:  Andy Willett                     Attn:  Justin Nesci

          (if by overnight mail)
          AT&T Wireless Services, Inc.
          7277 - 164th Avenue NE
          Redmond, WA  98052
          Attn:  Andy Willett

         In addition, a copy of any notice of change of address, or of termination or any alleged breach of this Agreement, shall be thus sent to the applicable party at the following address:


          To ATTWS:                                   To Bolt:

          AT&T Wireless Services, Inc.                Bolt, Inc.
          at the above addresses                      At the above address
          Attn:  Legal Department                     Attn: General Counsel

                                                      Fax:  212-620-4315
                                                      Attn:  General Counsel




         10.8 SAVINGS. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the remaining provisions shall remain in full force and effect. If any provision of this Agreement shall, for any reason, be determined by a court of competent jurisdiction to be excessively broad or unreasonable as to scope or subject, such provision shall be enforced to the extent necessary to be reasonable under the circumstances and consistent with applicable law while reflecting as closely as possible the intent of the parties as expressed herein.

         10.9 INTEGRATION. This Agreement contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersedes all previous agreements or negotiations between Bolt and ATTWS concerning the subject matter hereof (other than the Nondisclosure Agreement entered into between the parties, which shall remain in force in accordance with its terms), and cannot be amended except by a writing signed by both parties.

         10.10 COUNTERPARTS; ELECTRONIC SIGNATURE. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of the Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. "Transmitted Copies" will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

         10.11 IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the Effective Date.


AT&T WIRELESS SERVICES, INC.                                   BOLT, INC.
("ATTWS")                                                      ("BOLT")

By  /s/ Kendra VanderMeulen                                    By  /s/ Daniel A. Pelson
-----------------------------------------                      -----------------------------------
Name  Kendra VanderMeulen                                      Name  Daniel A. Pelson
-----------------------------------------                      -----------------------------------
Title  Sr. Vice President                                      Title  Chairman & CEO
-----------------------------------------                      -----------------------------------


                                    EXHIBIT A

                               ATTWS DELIVERABLES

              1. ATTWS will provide demo PocketNet(R) handsets (in a quantity to be determined by ATTWS), necessary documentation, and engineering and technical resources necessary to support development by Bolt of content and applications for the Bolt Mobile Channel included in PocketNet(R) Service.

              2. ATTWS, in its sole discretion, will decide which, if any, Bolt branded content and applications to include in the channels it defines in each of its PocketNet(R) packages and where to place this content or applications in the menus. ATTWS will program the overall PocketNet(R) menu and will seek to provide efficient and consistent user navigation. Bolt will assist ATTWS in determining such navigation with ATTWS retaining final approval on all such "look and feel" and navigation.

              3. All PocketNet(R) Service Subscribers that are sourced from distribution or promotion, to be defined by the Parties, by Bolt or from the Bolt Web Site shall receive the "Bolt Mobile" channel pre-configured as the default mobile channel.

              4. ATTWS will provide technical support information,
                 documentation, and engineering and technical support for the connection between the ATTWS on line store and the Bolt Web Site.

              5. ATTWS will provide access to marketing and media team for the planning and implementation of the co-branded marketing and media programs.

                                    EXHIBIT B

                                BOLT DELIVERABLES

          1. Bolt shall provide mobile format (WML) applications on PocketNet(R)'s Bolt Wireless Portal. Bolt will also provide HTML applications for use on non-mobile devices to assist Users in connection with the PocketNet(R) Services. These applications will, at a minimum, consist of those listed in Item 8 below. Bolt agrees to use commercially reasonable efforts to continue to add additional content and applications as these become available from Bolt. These Bolt applications will be branded the Bolt Mobile Channel or an equivalent, as mutually agreed by ATTWS and Bolt, within the Bolt mobile channel.

           2. Bolt will promote the ATTWS' PocketNet(R) and DMN Service in relevant locations on the Bolt site as mutually agreed by Bolt and ATTWS.

           3. Bolt will develop a promotional media campaign to support
              Section 5 of the Agreement and an online tutorial and demo that allows users to try before you buy. Additionally, this will include a significant amount of product pre-selling throughout the Bolt.com user experience to show users the specific ways they can benefit from these services. The online campaign will use commercially reasonable efforts to guarantee ATTWS exposure to all of the visitors to Bolt.com media network including Bolt's online distribution partners (Yahoo!, MSN/Hotmail, AOL, and ESPN).

           4. Bolt will maintain a channel on the Bolt Mobile Homedeck branded by ATTWS and to be used by PocketNet(R) subscribers for customer support and other services to be determined by ATTWS. This channel will appear no lower than line 8 on the first customer screen.

           5. Bolt will use commercially reasonable efforts to make the Bolt Mobile Channel feature complete, tested and production-ready for PocketNet(R) Service launch, forecast for [ * ]. The exact date will be determined by Bolt and ATTWS.

           6. The Bolt Mobile Channel will be comprised of HDML pages specifically designed for wireless delivery, and will not rely on automated reformatting of HTML web pages. In addition, SMS may be used as a delivery mechanism for alerts. In future versions of the Bolt Mobile Channel, WML may be used instead of HDML. In addition to the content and services provided by Bolt, Bolt will aggregate additional content providers to meet all the content needs of the teen market.

           7. Bolt will create a series of research projects and a constant services evaluation process to determine what customers use and like. Research will focus on reducing user churn and creating new products and services to meet users' evolving needs. Research studies will cover screen for all ATTWS services, customer screen and an optimization study.

              8. Bolt will use commercially reasonable efforts to include the following components in the Bolt Mobile Channel:

            COMMUNITY:

                       Bolt notes  - simplified email; internal only; no
                                     folders or attachments; same username
                                   - full message (up to 156 characters)
                                   - receiver preferences (sender, subject,
                                     content; urgency; receipt preferences)
                                   - notification - total / new
                                   - control panels to manage ACLs,
                                     squelching as soon as possible
                                   - notification of board responses, sales,
                                     promotions, wish lists as soon as possible

                       EMail       - notification - total / new
                                   - receiver preferences (sender, subject,
                                     content; urgency; receipt preferences)
                                   - control panels to manage ACLs;
                                     squelching
                                   - sender preferences (urgency, format)
                                   - chat alerts

                       Voicemail   - notification - total / new
                                   - receiver preferences (sender, subject,
                                     content, urgency; receipt preferences)
                                   - control panels to manage ACLs;
                                     squelching - sender preferences (urgency, format)
                                   - chat alerts

                       Buddy List  - Bolt Zap notification as soon as possible
                                   - notification of who is online as soon as
                                     possible
                                   - potential call in for who is on phone as
                                     soon as possible
                                   - potential integration with AT&T "click to
                                     dial" services as soon as possible

                       Calendar    - SMTP based alerts
                                   - alert notification for chats/events/
                                     personal controls
                                   -

                       CONTENT:

                       Bolt delivered through SMTP gateway include:

                                   - Horoscopes
                                   - Quote of the Day

                                   - Slang of the Day
                                   - Joke of the Day
                                   - Bolt Content Tours
                                   - TV/Movie Previews
                                   - Poll Results



9. [*]

                                    EXHIBIT C

                             ADDITIONAL OBLIGATIONS

         SERVICE LEVEL REQUIREMENTS: Bolt will perform all hosting and related operational activities in support of the operation of the Bolt Mobile Channel, and will use commercially reasonable efforts to ensure accessibility of the Bolt Mobile Channel during the Term of this Agreement. Bolt shall make the Bolt Mobile Channel available 24 hours a day, seven days a week for the duration of Term, with the exception of scheduled service downtimes, which shall not exceed 1 hour per month, if at all, and shall occur in minimum usage periods. For content served by Bolt as part of the Bolt Mobile Channel, Bolt shall ensure that the maximum site shall maintain responsiveness equivalent or better than comparable services on the Internet.

         Bolt and ATTWS shall define a mutually agreeable level of service and accessibility requirements for the Bolt Mobile Channel ("Service Level Requirements") that will include, among other things, a disaster recovery plan. Both parties shall cooperate to define the Service Level Requirements within thirty (30) days of Effective Date. The Service Level Requirements will include financial consequences to Bolt, as agreed by the parties, in the event that Bolt's performance falls below the minimum levels agreed in the Service Level Requirements at any time during a month.

         NEW SERVICE RELEASE REQUIREMENTS : Bolt and ATTWS shall define a mutually agreeable method for introducing, testing, and releasing new services onto the Bolt Mobile Channel ("New Service Release Requirements"). Both parties shall cooperate to define the New Service Release Requirements within thirty (30) days of Effective Date.

         CONTACT FOR ASSISTANCE. Bolt and ATTWS will be available to provide assistance to each other in resolving service complaints, technical problems and all other issues related to the Bolt Mobile Channel service seven days a week, 24 hours a day. The initial contact person for each party is set forth below. Any change in the contact information must be delivered in writing to the other party prior to such change.

         Bolt:

         Mark Stutzman

         Tel:  212-620-5900, ext. 239

         ATTWS:

         Chris Boody

         Tel:  425-580-8400

                                    EXHIBIT D

1. BASE FEE. ATTWS will pay [ * ] to Bolt within 60 days of the date hereof in consideration for the development and initialization of the Bolt Mobile Channel and other valuable consideration.

         2. COMMISSIONS TO BOLT. In addition to the Base Fee, for each PocketNet(R) Subscriber who was sourced through Bolt (e.g., passed to ATTWS online store from Bolt.com), ATTWS will pay to Bolt a commission based on the amount of monthly access charge for ATTWS wireless voice service committed by such PocketNet Subscriber based on the rate plan chosen by such PocketNet Subscriber, according to the following table:

         Rate Plan Monthly Access                    Commission

         [ * ]                                                [ * ]
         [ * ]                                                [ * ]
         [ * ]                                                [ * ]

         In the event Bolt sources [ * ] ATTWS Subscribers within the first year of this Agreement, ATTWS will pay [ * ] bonus to Bolt.

         3. COMMISSIONS TO ATTWS. Bolt will pay to ATTWS [ * ] of gross revenue of all ecommerce generated through the PocketNet(R) Service and [ * ] for each new Bolt customer generated by the PocketNet Service for the Term of the Agreement.

         4. ADVERTISING PURCHASE BY ATTWS. ATTWS agrees to purchase approximately [* ] worth of advertising and/or sales and promotional inventory, which may include banner ads, text or logo links. All such inventory shall be used to promote the launch on the Bolt Mobile Channel. Bolt and ATTWS will prepare and mutually agree to a spending plan allocating the above advertising purchase to the type and frequency of advertising to be funded by the purchase hereunder.

         5. COOPERATIVE ADVERTISING FUNDS. In accordance with guidelines that may be issued by ATTWS from time to time, Bolt may qualify to earn cooperative advertising funds ("Coop Funds") which will accrue in a cooperative advertising account ("Coop Account") for purposes of reimbursing Bolt for certain advertising of ATTWS' PocketNet Service.

                           a.  ACCRUAL AMOUNTS. The amount of Coop Funds that
will accrue in the Coop Fund for each PocketNet Subscriber is [ * ].

                           b.  QUALIFIED ADVERTISING. [ * ]

                           C.  FORFEITURE OF FUNDS.  All unused Coop Funds
credited to the Coop Account during any calendar quarter will be permanently forfeited to ATTWS at the end of the next calendar quarter, unless by the end of that subsequent calendar quarter Bolt has (i) requested reimbursement for qualified advertising on the forms and according to the reasonable procedures established by ATTWS; (ii) has submitted to ATTWS or ATTWS' designee the appropriate documentation; and (iii) has complied with the terms of this Agreement and any ATTWS advertising guidelines. No interest will be paid to Bolt on funds credited to the Coop Account and any amounts remaining in the Coop Account upon termination or expiration of this Agreement will be forfeited to ATTWS.


                                      D-2